 Exhibit 99.3

Efficacy and Safety of TLANDO, A Novel Oral Easy to Prescribe and Use TRT Option

Kongnara Papangkorn, Kiran Vangara, Benjamin J. Bruno, Kilyoung Kim, Nachiappan Chidambaram, Anthony DelConte, Mahesh V. Patel, Culley C. Carson III, Irwin Goldstein, Jed Kaminetsky, Martin Miner, Mohit Khera, and Adrian S. Dobs

Introduction: Most widely used testosterone replacement therapy (TRT) products can be inconvenient and cumbersome topical and invasive injectable requiring dose adjustments to attain efficacy. In a pivotal study, a recently approved oral TRT only 26% of patients did not require any dose adjustment. Typically, patients start on a sub-therapeutic dose with gradual dose increases to attain efficacy resulting in additional visit(s) to clinic and pharmacy. Physician research data (N=402) suggested it typically takes 3-6 months of titrations to reach an efficacious dose for majority of patients, a significant barrier in effecting a switch without a period of “efficacy gap”. The requirement of additional visit(s) presents significant challenges for new and current patients desiring to start and to switch to a convenient TRT option, especially in the current COVID-19 pandemic. Recent reports suggest increase of disease severity/mortality in men with low testosterone is possibly due to underlying co-morbidities commonly associated with male hypogonadism. There remains a need for an effective, safe, and easy to use and prescribe product that does not require dose titration. TLANDO is a “triglyceride-free” oral single strength TRT with single dose designed to lymphatically deliver effective and safe levels of testosterone regardless of meal fat content. Moreover, dose titration is prone to some inherent titration decision errors and requires understanding of often complex titration rules.

Objective: The objective is to assess whether TLANDO, an oral TRT without requiring dose titration, safely restores effective testosterone (T) levels in hypogonadal men.

Methods: An open-label, single-arm, multicenter study (NCT03242590) was performed with TLANDO in hypogonadal males (N=95). Subjects received orally 225 mg twice a day testosterone undecanoate (TU) for 24 days without dose adjustment. Efficacy was evaluated by % of subjects who achieved daily T Cavg within the eugonadal range.

Results: Using 450mg daily dose without dose adjustment, 80% of subjects (95% CI of 72% to 88%) achieved a T Cavg in the normal range and safely restored with mean T Cavg of 476±184 ng/dL post steady state. T restoration was comparable to other non-oral TRT products. TLANDO was well tolerated with no deaths, no drug-related severe AEs, and no hepatic AEs.

Conclusions: In conclusion, effective T restoration using TLANDO, an easy to use and prescribe oral TRT option, was confirmed. Minimal AEs were reported with no hepatic AEs. Upon approval, TLANDO will be the first convenient TRT option without requiring dose adjustments; therefore, enabling selection of an efficacious dose from the start of therapy. TLANDO is well suited for new or existing TRT patients desiring a convenient oral option.